Consent
       of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, Class R, Class Y and Class Z Shares Prospectus and "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm" and "Financial Statements" in the Class A, Class B, Class C, Class R, Class Y and Class Z Shares Statement of Additional Information and to the incorporation by reference of our report, dated
August 20, 2009, on the financial statements and financial highlights of Pioneer Bond Fund included in the Annual Report to the Shareowners for the year ended June 30, 2009 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 47 to the Registration Statement (Form N-1A, No. 002-62436) of Pioneer Bond Fund.


                                                        /s/ ERNST & YOUNG LLP

Boston, Massachusetts
October 22, 2009